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EXHIBIT 5





                                 October 3, 2000


Advanced Plant Pharmaceuticals, Inc.
43 West 33rd Street
New York, New York 10001

Gentlemen:

                     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Advanced Plant Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 5,000,000 shares of the common stock of the Company, par value, $.0007 per share (the "Shares"), which may be issued pursuant to the Written Compensation Contract by and between the Company and C.J. Lieberman, dated as of June 10, 1999, and as amended as of September 19, 2000.

                     As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares and that the Shares being registered pursuant to the Registration Statement, when issued, will be duly authorized, legally issued, fully paid and nonassessable.

                     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to this firm in the Registration Statement.

                                              Very truly yours,


                                              /s/ Feder, Kaszovitz, Isaacson,
                                                Weber, Skala & Bass LLP